Exhibit 99.1

FACET BIOTECH AND BRISTOL-MYERS SQUIBB REPORT PROMISING PHASE I/II INTERIM DATA FOR ELOTUZUMAB IN PATIENTS WITH RELAPSED MULTIPLE MYELOMA

— Clinical activity seen for elotuzumab plus lenalidomide and low dose dexamethasone —

—Results support initiation of global Phase II study —

REDWOOD CITY, California, and PRINCETON, New Jersey, December 7, 2009 — Facet Biotech Corporation (Nasdaq: FACT) and Bristol-Myers Squibb Company (NYSE: BMY) announced that potentially promising data from a Phase I/II study of elotuzumab, an investigational humanized antibody being studied for the treatment of relapsed multiple myeloma (MM), were presented today at the American Society of Hematology (ASH) 2009 Annual Meeting in New Orleans.

The ongoing Phase I/II study of elotuzumab plus lenalidomide and low-dose dexamethasone evaluated multiple doses of elotuzumab in patients with multiple myeloma. The interim results given as an oral presentation today showed that of the 28 treated patients in the trial, 23 (82 percent) had an objective response (OR) by International Myeloma Working Group (IMWG) criteria. A subset analysis showed that of 22 patients who had not previously received lenalidomide treatment, 21 patients (95 percent) achieved an OR.

No dose-limiting toxicities (DLT) were reported in the study up to the highest dose level of 20 mg/kg and a maximum-tolerated dose (MTD) was not established. Two patients experienced serious adverse events of allergic reactions that were related to elotuzumab and were withdrawn from the study.  These adverse events resolved with treatment. In addition, other adverse events reported for the combination of lenalidomide, dexamethasone and elotuzumab, regardless of causality to disease or study drugs, included fatigue, diarrhea, constipation, myelosupression, nausea, muscle spasms, fever, chills and dyspnea. Enrollment for the Phase I portion of the study is completed.

“The preliminary data presented today show that elotuzumab in combination with lenalidomide and dexamethasone may have potential as a treatment option for patients with multiple myeloma,” said Faheem Hasnain, president and chief executive officer of Facet Biotech. “We are working closely with our partners at Bristol-Myers Squibb to finalize next steps for the elotuzumab development program, and anticipate initiating a global Phase II study in the first half of 2010.”

“We, along with our partner, Facet Biotech, are focusing on the investigation of combinations of potential treatments in the hopes of identifying a more efficacious and tolerable option for patients to help them when faced with this serious disease,” said Brian Daniels, M.D., senior vice president, Global Development & Medical Affairs, Bristol-Myers Squibb.

“These interim results are of significant scientific and clinical interest. I am very encouraged by the efficacy and safety data seen to date for this combination, which may offer a future treatment option for multiple myeloma patients,” said Sagar Lonial, M.D., of the Winship Cancer Institute at Emory University in Atlanta. “Given that elotuzumab, a humanized antibody, has a novel mechanism of action that appears to work synergistically with lenalidomide, we look forward to advancing clinical studies with this antibody to determine its full potential, with the goal of ultimately improving outcomes for myeloma patients.”

The primary objective of the Phase I/II study is to evaluate the maximum tolerated dose (MTD) of elotuzumab in combination with lenalidomide and low dose dexamethasone in patients with relapsed MM. The study is also evaluating safety, pharmacokinetics (PK) and clinical response.  Elotuzumab in three escalating dose cohorts (5, 10 and 20 mg/kg) is administered by IV infusion.

Interim results from another Phase I/II study were also presented today at the ASH annual meeting. In a study of elotuzumab plus bortezomib in 20 evaluable patients, eight patients, 40 percent, had an OR and 60 percent achieved a clinical response, defined as minimal response or better using the combined European Group for Blood and Marrow Transplant (EBMT) and IMWG criteria. No DLTs were reported and an MTD was not established. The study continues to enroll patients at the 20 mg/kg dose level.

About Elotuzumab

Elotuzumab is a humanized monoclonal antibody directed against CS1, a cell-surface glycoprotein that is highly and uniformly expressed on multiple myeloma cells but is minimally expressed on normal cells. In nonclinical studies, elotuzumab has been shown to induce antibody-dependent cellular cytotoxicity (ADCC) against primary myeloma cells and is currently in Phase I/II clinical development.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering, developing and delivering innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com.

Facet Biotech Forward Looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s and Bristol-Myers Squibb’s development of elotuzumab and the anticipated initiation of a global Phase II study in the first half of 2010.  Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements.  Many factors may cause differences between current expectations and actual results.  For example, the development of elotuzumab could be adversely impacted by changes in Facet Biotech’s and Bristol-Myers Squibb’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, difficulties in supplying clinical sites with study drugs and changes in expected competition.  As a result, the Phase II trial of elotuzumab may not be initiated by the first half of 2010 or at all. The results observed to date in clinical trials of elotuzumab may not be predictive of results to be obtained in the additional evaluations and studies that would be necessary to demonstrate elotuzumab to be effective in the treatment of patients with MM with an acceptable safety profile.  Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the SEC, including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Bristol-Myers Squibb Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  No forward-looking statement can be guaranteed.  Among other risks, there can be no guarantee that the compound described in this release will move from early stage development into full product development, that clinical trials of this compound will support a regulatory filing, or that the compound will receive regulatory approval or become a commercially successful product. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Bristol-Myers Squibb	Facet Biotech
Media	Media and Investors
Jennifer Fron Mauer, 609-252-6579	Jean Suzuki, 650-454-2648
jennifer.mauer@bms.com	jean.suzuki@facetbiotech.com
or
Investors
John Elicker, 609-252-4611
john.elicker@bms.com